                            press information

MOOGINC., EAST AURORA, NEW YORK 14052 TEL-716/652-2000 FAX -716/687-4457

release date	Immediate	contact	Ann Marie Luhr
	November 6, 2015		716-687-4225

MOOG REPORTS FOURTH QUARTER AND YEAR END RESULTS

East Aurora, NY -- Moog Inc. (NYSE: MOG.A and MOG.B) announced today fourth quarter sales of $623 million, down 7%. Full year 2015 sales were $2.53 billion, down 5%. More than half of these decreases were due to foreign currency effects.

Net earnings in the quarter were $28 million and earnings per share were $.75 compared with the prior year’s fourth quarter EPS of $.93, and compared with the Company’s forecast of $.91. The current quarter’s results included $.13 of incremental restructuring and impairment costs and $.04 of higher tax expense than forecasted, resulting in operating results coming in very close to the Company’s forecast. Net earnings for the year were $132 million, down 17%. Earnings per share of $3.35 were $.17 lower than last year.

Cash flow from operating activities was very strong in the quarter and for the year, continuing the strong pattern of recent years.

Aircraft segment sales in the quarter were $275 million, down 3% from a year ago. Commercial aircraft revenues were off 5%, to $130 million, with slower business jet and commercial aftermarket sales offset by increasing Airbus sales. Military aircraft sales were unchanged at $145 million, with higher OEM sales offsetting lower aftermarket sales.

For the year, Aircraft segment sales were $1.1 billion, 3% lower year over year. Commercial aircraft sales of $540 million were down 1%. Commercial aftermarket sales of $118 million were off 9%, mostly due to lower demand for initial provisioning of 787 spares. Airbus sales were 20% higher on the A350 production ramp up.

Military aircraft sales in the year were down 4% on lower foreign military OEM sales and slowing development work on the KC-46 tanker program. Military aftermarket sales of $210 million were off 6%, mainly due to the wind down of the C-5 Super Galaxy modernization program.

Space and Defense segment sales in the quarter were $93 million, down 4% from a year ago. Space sales were off 16% as work on NASA programs slowed. Defense sales were 9% higher, mostly on sales increases for military vehicles.

Space and Defense segment sales for the year were $381 million, down 3%. Space sales were $193 million, down 12%, as work on the Space Launch System and Soft Capture programs slowed. Defense sales were 8% higher, at $189 million, on strong sales of missile controls, ground vehicle systems and naval programs.

Industrial Systems segment sales in the quarter were $128 million, down 13%. Sales for the year were $522 million, 12% lower. Most of the decline in the quarter and the year were tied to foreign currency effects. Excluding currency effects, full year industrial automation sales were slightly higher and sales for simulation and test were about even. Energy sales, excluding foreign currency effects, were down 10% on lower sales of controls for power generating equipment.

Components segment sales in the quarter were $102 million, down 13% on weaker energy sales. Sales for the year were $437 million, down 3%. Non-aerospace and defense sales were down 6%, as products sold into energy markets were down 26% year over year. Aerospace and defense sales were up 2% on increases in military aircraft activity and defense controls sales.

The medical OEM sensor and handpiece business, previously part of the Medical Devices segment, has been transferred to the Components segment. All numbers have been restated and are comparable. Fiscal 2015 sales for this product line were $25 million.

Medical Devices sales in the quarter were $24 million, down 5%, on weaker IV sales. Medical Devices segment sales for the year were $99 million, a 3% increase. IV product sales, including sales of administration sets, were $41 million, up 16%. Sales of enteral pumps and administration sets were $55 million, up 3%.

Year-end 12-month backlog was $1.3 billion.

The Company affirmed its EPS projection for fiscal 2016 at $4.00.

"Fiscal ’15 was a challenging year for our company across multiple fronts,” said John Scannell, Chairman and CEO. “In the face of these challenges, we delivered solid earnings and record cash flow. We are projecting a stronger fiscal '16 with earnings per share of $4.00, up 19% on sales growth of about 2%."

In conjunction with today’s release, Moog will host a conference call beginning at 10:00 a.m. ET, which will be broadcast live over the Internet. John Scannell, Chairman and CEO, and Don Fishback, CFO, will host the call. Listeners can access the call live or in replay mode at www.moog.com/investors/communications. Supplemental financial data will be available on the webcast web page 60 minutes prior to the conference call.

Moog Inc. is a worldwide designer, manufacturer, and integrator of precision control components and systems. Moog’s high-performance systems control military and commercial aircraft, satellites and space vehicles, launch vehicles, missiles, automated industrial machinery, wind energy, marine and medical equipment. Additional information about the company can be found at www.moog.com.

Cautionary Statement

Information included or incorporated by reference in this report that does not consist of historical facts, including statements accompanied by or containing words such as “may,” “will,” “should,” “believes,” “expects,” “expected,” “intends,” “plans,” “projects,” “approximate,” “estimates,” “predicts,” “potential,” “outlook,” “forecast,” “anticipates,” “presume” and “assume,” are forward-looking statements. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance and are subject to several factors, risks and uncertainties, the impact or occurrence of which could cause actual results to differ materially from the expected results described in the forward-looking statements. These important factors, risks and uncertainties include:

•	the markets we serve are cyclical and sensitive to domestic and foreign economic conditions and events, which may cause our operating results to fluctuate;

•	we operate in highly competitive markets with competitors who may have greater resources than we possess;

•
we depend heavily on government contracts that may not be fully funded or may be terminated, and the failure to receive funding or the termination of one or more of these contracts could reduce our sales and increase our costs;

•	we make estimates in accounting for long-term contracts, and changes in these estimates may have significant impacts on our earnings;

•	we enter into fixed-price contracts, which could subject us to losses if we have cost overruns;

•	we may not realize the full amounts reflected in our backlog as revenue, which could adversely affect our future revenue and growth prospects;

•	if our subcontractors or suppliers fail to perform their contractual obligations, our prime contract performance and our ability to obtain future business could be materially and adversely impacted;

•
contracting on government programs is subject to significant regulation, including rules related to bidding, billing and accounting kickbacks and false claims, and any non-compliance could subject us to fines and penalties or possible debarment;

•	the loss of The Boeing Company as a customer or a significant reduction in sales to The Boeing Company could adversely impact our operating results;

•	our new product research and development efforts may not be successful which could reduce our sales and earnings;

•	our inability to adequately enforce and protect our intellectual property or defend against assertions of infringement could prevent or restrict our ability to compete;

•	our business operations may be adversely affected by information systems interruptions, intrusions or new software implementations;

•	our indebtedness and restrictive covenants under our credit facilities could limit our operational and financial flexibility;

•
significant changes in discount rates, rates of return on pension assets, mortality tables and other factors could adversely affect our earnings and equity and increase our pension funding requirements;

•	a write-off of all or part of our goodwill or other intangible assets could adversely affect our operating results and net worth;

•	our sales and earnings may be affected if we cannot identify, acquire or integrate strategic acquisitions, or if we engage in divesting activities;

•	our operations in foreign countries expose us to political and currency risks and adverse changes in local legal and regulatory environments;

•	unforeseen exposure to additional income tax liabilities may affect our operating results;

•	government regulations could limit our ability to sell our products outside the United States and otherwise adversely affect our business;

•	governmental regulations and customer demands related to conflict minerals may adversely impact our operating results;

•
the failure or misuse of our products may damage our reputation, necessitate a product recall or result in claims against us that exceed our insurance coverage, thereby requiring us to pay significant damages;

•	future terror attacks, war, natural disasters or other catastrophic events beyond our control could negatively impact our business;

•	our operations are subject to environmental laws, and complying with those laws may cause us to incur significant costs; and

•	we are involved in various legal proceedings, the outcome of which may be unfavorable to us.

These factors are not exhaustive. New factors, risks and uncertainties may emerge from time to time that may affect the forward-looking statements made herein. Given these factors, risks and uncertainties, investors should not place undue reliance on forward-looking statements as predictive of future results. We disclaim any obligation to update the forward-looking statements made in this report.

Moog Inc.
CONSOLIDATED STATEMENTS OF EARNINGS
(dollars in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	October 3, 2015	September 27, 2014	October 3, 2015	September 27, 2014
Net sales	$623,224	$671,424	$2,525,532	$2,648,385
Cost of sales	434,564	472,242	1,788,828	1,850,809
Gross profit	188,660	199,182	736,704	797,576
Research and development	35,389	33,984	132,271	139,462
Selling, general and administrative	90,780	96,138	371,498	403,487
Interest	8,014	2,725	28,967	12,513
Restructuring	8,845	12,913	15,449	12,913
Other	3,358	(378)	4,685	10,278
Earnings before income taxes	42,274	53,800	183,834	218,923
Income taxes	14,080	13,546	51,951	60,725
Net earnings	$28,194	$40,254	$131,883	$158,198

Net earnings per share
Basic	$0.76	$0.94	$3.39	$3.57
Diluted	$0.75	$0.93	$3.35	$3.52

Average common shares outstanding
Basic	37,070,364	42,610,409	38,945,880	44,362,412
Diluted	37,401,767	43,185,066	39,334,520	44,952,437

Moog Inc.
CONSOLIDATED SALES AND OPERATING PROFIT
(dollars in thousands)

	Three Months Ended		Twelve Months Ended
	October 3, 2015	September 27, 2014	October 3, 2015	September 27, 2014
Net sales:
Aircraft Controls	$275,444	$283,236	$1,086,547	$1,117,656
Space and Defense Controls	92,967	97,245	381,444	394,505
Industrial Systems	128,413	147,973	521,505	590,971
Components	102,072	117,299	437,468	449,891
Medical Devices	24,328	25,671	98,568	95,362
Net sales	$623,224	$671,424	$2,525,532	$2,648,385
Operating profit and margins:
Aircraft Controls	$24,811	$27,746	$100,006	$115,726
	9.0%	9.8%	9.2%	10.4%
Space and Defense Controls	13,452	596	33,236	26,119
	14.5%	0.6%	8.7%	6.6%
Industrial Systems	6,049	14,098	45,021	58,108
	4.7%	9.5%	8.6%	9.8%
Components	10,864	21,071	58,693	72,768
	10.6%	18.0%	13.4%	16.2%
Medical Devices	2,000	638	8,557	2,996
	8.2%	2.5%	8.7%	3.1%
Total operating profit	57,176	64,149	245,513	275,717
	9.2%	9.6%	9.7%	10.4%
Deductions from operating profit:
Interest expense	8,014	2,725	28,967	12,513
Equity-based compensation expense	505	644	5,074	7,189
Corporate expenses and other	6,383	6,980	27,638	37,092
Earnings before income taxes	$42,274	$53,800	$183,834	$218,923

Moog Inc.
CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

	October 3, 2015	September 27, 2014
ASSETS
Current assets
Cash and cash equivalents	$309,853	$231,292
Receivables	698,419	780,874
Inventories	493,360	517,056
Deferred income taxes	91,210	92,390
Prepaid expenses and other current assets	34,653	42,452
Total current assets	1,627,495	1,664,064
Property, plant and equipment, net	536,756	555,348
Goodwill	737,212	757,852
Intangible assets, net	143,723	178,070
Other assets	41,285	53,118
Total assets	$3,086,471	$3,208,452
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Short-term borrowings	$83	$103,660
Current installments of long-term debt	34	5,262
Accounts payable	165,973	162,667
Accrued salaries, wages and commissions	125,270	141,096
Customer advances	167,423	145,500
Contract loss reserves	30,422	35,984
Other accrued liabilities	116,300	128,635
Total current liabilities	605,505	722,804
Long-term debt, excluding current installments	1,075,067	765,114
Long-term pension and retirement obligations	348,239	288,216
Deferred income taxes	60,209	83,931
Other long-term liabilities	2,919	972
Total liabilities	2,091,939	1,861,037
Commitment and contingencies	—	—
Shareholders' equity
Common stock	51,280	51,280
Other shareholders' equity	943,252	1,296,135
Total shareholders' equity	994,532	1,347,415
Total liabilities and shareholders' equity	$3,086,471	$3,208,452

Moog Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in thousands)

	Twelve Months Ended
	October 3, 2015	September 27, 2014
CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings	$131,883	$158,198
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	78,610	78,078
Amortization	24,999	31,181
Deferred income taxes	12,991	5,021
Equity-based compensation expense	5,074	7,189
Redemption of senior subordinated notes	—	8,002
Other	7,826	7,260
Changes in assets and liabilities providing (using) cash:
Receivables	60,616	23,707
Inventories	3,821	23,666
Accounts payable	8,107	(17,783)
Customer advances	24,112	(304)
Accrued expenses	(6,525)	7,685
Accrued income taxes	(9,986)	6,273
Net pension and post retirement liabilities	(15,048)	(43,612)
Other assets and liabilities	8,066	(7,459)
Net cash provided by operating activities	334,546	287,102
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant and equipment	(80,693)	(78,771)
Other investing transactions	13,095	(8,124)
Net cash used by investing activities	(67,598)	(86,895)
CASH FLOWS FROM FINANCING ACTIVITIES
Net short-term repayments	(3,570)	(977)
Proceeds from revolving lines of credit	428,130	680,875
Payments on revolving lines of credit	(518,130)	(319,740)
Payments on long-term debt	(5,259)	(3,256)
Proceeds from senior notes, net of issuance costs	294,430	—
Payments on senior subordinated notes	—	(191,575)
Payment of premium on redemption of senior subordinated notes	—	(6,945)
Proceeds from sale of treasury stock	11,436	2,247
Purchase of outstanding shares for treasury	(363,848)	(272,876)
Proceeds from sale of stock held by SECT	7,395	1,144
Purchase of stock held by SECT	(15,151)	(7,924)
Purchase of stock held by SERP Trust	(7,328)	—
Excess tax benefits from equity-based payment arrangements	5,996	2,910
Other financing transactions	(100)	(2,288)
Net cash used by financing activities	(165,999)	(118,405)
Effect of exchange rate changes on cash	(22,388)	(7,600)
Increase in cash and cash equivalents	78,561	74,202
Cash and cash equivalents at beginning of year	231,292	157,090
Cash and cash equivalents at end of year	$309,853	$231,292